News Release

Contact:	Matthew T. Farrell	Exhibit 99.1
Chief Financial Officer
609 / 688-5325

CHURCH & DWIGHT REPORTS 2006 EARNINGS OF $2.07 PER SHARE

FULL YEAR EARNINGS INCREASE 13% ON HIGHER SALES AND MARGIN IMPROVEMENT

PRINCETON, NJ, FEBRUARY 6, 2007 –Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the year ended December 31, 2006 of $138.9 million or $2.07 per share, an increase of $0.24 per share or 13% over last year’s $122.9 million or $1.83 per share.

Net sales were $1,945.7 million for full year 2006, a $209.2 million or 12% increase over last year’s $1,736.5 million. Adjusting primarily for revenue related to acquisitions, organic sales growth for the year was approximately 2%.

James R. Craigie, President and Chief Executive Officer, commented, “We accomplished three important objectives in 2006. First, we achieved our primary objective of expanding gross margins despite commodity price increases. Second, we delivered solid organic revenue growth. Finally, we continued to generate significant free cash flow. In 2007, we expect to deliver continued improvement in shareholder value with another strong year marked by organic revenue growth, gross margin expansion, and strong free cash flow.”

Fourth Quarter Review

Net income was $23.9 million in the fourth quarter or $0.36 per share, an increase of $0.11 per share from the prior period’s net income of $16.2 million or $0.25 per share. This year’s fourth quarter results include trademark impairment charges of $11.6 million, primarily related to brands in the toothpaste and antiperspirant categories, and a $1.3 million charge associated with the sale of a small U.S. plant. Last year’s results included $11.8 million of charges related to the shutdown of a small plant in Europe and restructuring activities at several other locations.

Net sales were $526.1 million in the fourth quarter, a $94.8 million or 22% increase over last year’s $431.3 million. This year’s sales include two businesses acquired since November 2005, the SpinBrush® battery-powered toothbrush business and the Orange Glo International (OGI) laundry additive and household cleaners business. Adjusting primarily for revenue related to these acquisitions, the net effect of foreign currency changes in 2006 and prior year promotion reserve changes, organic sales growth for the quarter was approximately 3%.

Consumer Domestic sales in the fourth quarter were $383.3 million, an $84.8 million or 28% increase over the prior period sales of $298.5 million, primarily due to the addition of the SpinBrush and OGI businesses. Sales of Arm & Hammer® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, Arm & Hammer® toothpaste, Arm & Hammer® baking soda, Nair® depilatories, and Trojan® condoms were all higher than last year. These increases were offset partially by lower other toothpaste and antiperspirant sales. Consumer International sales of $87.8 million increased 16% over last year, primarily due to the OGI and SpinBrush businesses. Approximately 4% of international growth was due to foreign currency changes. The international growth was concentrated in Canada, Australia, and the U.K. Specialty Products sales declined 4% due to soft demand in the animal nutrition market.

Gross margin was 38.8% in the fourth quarter compared to 32.5% in the prior period. The margin expansion reflects the benefits of price increases taken in the first half of 2006, the higher margins of the acquired businesses, and cost reduction programs. Last year’s results included higher commodity costs stemming from hurricane damage and, as mentioned above, manufacturing charges of $11.8 million associated with a plant shutdown in Europe and restructuring activity at several other facilities.

Marketing expense was $66.5 million in the fourth quarter, a $23.8 million increase over the prior period largely due to the acquired businesses. Marketing expense as a percentage of net sales increased to 12.6% in the quarter compared to 9.9% in the prior year period which reflects the planned increase in spending to support the business, including the holiday season spending for the SpinBrush business.

Selling, general, and administrative expense was $93.7 million in the fourth quarter, a $28 million increase over the prior period. The fourth quarter results include the trademark impairment charge mentioned above and a stock-based compensation charge of approximately $3 million. The remainder of the increase is largely due to the acquired businesses.

Operating income increased by approximately 39% to $44.2 million in the fourth quarter compared to $31.9 million in the prior period.

Other expense was $14.2 million in the fourth quarter compared to $12 million in the prior period due to interest associated with borrowings to fund the OGI acquisition.

The effective tax rate in the fourth quarter was 25.1% compared to last year’s 22.4%. This year’s quarter includes a reduction in tax expense reflecting the full year benefit of the research and development tax credit which was reinstated by Congress in late December. The effective tax rate of 22.4% in the fourth quarter of 2005 was favorably impacted by the reduction of tax liabilities in that period.

Full Year Review

Consumer Domestic sales for the full year were $1,388.5 million, a $170.3 million or 14% increase over the prior period sales of $1,218.2 million. Consumer International sales of $336.9 million increased 13% over the prior year. The sales increases in the Consumer Domestic and Consumer International businesses are primarily due to the addition of the SpinBrush and OGI businesses. Specialty Products sales for the full year were comparable to the prior year.

Gross margin was 39.1% for full year 2006 compared to 36.7% for the prior year. The margin expansion reflects the benefits of cost reduction programs, price increases taken in the first half of 2006, and the higher margins of the acquired businesses. Last year’s gross margin was impacted by higher commodity costs, manufacturing charges of $14.2 million associated with a plant shutdown in Europe and restructuring activity at several other facilities.

Marketing expense was $216.7 million for the year, a $33.2 million increase over the prior year largely due to the acquired businesses. Marketing expenses as a percentage of net sales increased to 11.1% for the year compared to 10.6% in the prior year as the Company continued to advertise its core brands and newly acquired businesses.

Selling, general, and administrative expense was $292.4 million for the year, a $51.6 million increase over the prior year. The increase in 2006 reflects the expenses of the acquired businesses, higher trademark impairment charges, higher incentive compensation expense, and stock-based compensation expenses.

Operating income increased by 18.5% to $252.1 million in 2006 compared to $212.8 million in the prior year.

Other expense was $46.1 million for the year compared to $42.7 million in the prior period, primarily due to interest associated with borrowings to fund the OGI acquisition.

The effective tax rate was 34.8% for full year 2006 compared to last year’s 29.8%. The prior year effective tax rate was favorably impacted by the reduction of tax liabilities.

Free Cash Flow and Net Debt

At year-end, the Company had total outstanding debt of $933 million and cash of $110 million for a net debt position of $823 million. The Company generated approximately $138 million in free cash flow during 2006 before dividend payments of $17 million.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as defined in the Company’s bank loan agreement, which excludes certain non-cash items, was approximately $348 million for 2006, as compared to $288 million for the previous year, a 21% increase.

New Product Activity

On the new product front, Mr. Craigie commented, “We expect 2007 to be another exciting year for Church & Dwight as we drive organic growth through the introduction of new and improved products.”

In family planning, there will be several new additions to the Trojan product line, including an Intense Ribbed™ condom and an expanded line of vibrating rings. A major enhancement to the First Response® pregnancy kit product line is also expected to be launched in 2007.

In oral and skin care, the Nair depilatory product line will be expanded with the new Nair Pretty™ line, targeted directly to teens, and a new Nair sensitive formula line consisting of 5 new skin-loving products. We are also innovating in the battery-powered toothbrush category with a new SpinBrush Pro Slim™ and a two-speed version of SpinBrush.

In household products, the Company is currently introducing a new OxiClean Spray Away™ portable instant stain remover, for consumers on-the-go. The Company is significantly expanding distribution of Arm & Hammer Essentials™ liquid laundry detergent with plant-based surfactants, and XTRA Lasting ScentSations™, a highly fragranced liquid laundry detergent. Both were previously only available in limited distribution. In addition, new product introductions for the pet care and deodorizing categories are planned for the second and third quarters.

Outlook for 2007

With regard to 2007, Mr. Craigie said, “We expect a strong year in 2007 and feel comfortable with an earnings per share goal of $2.34 to $2.36, which is equivalent to a 13%-14% increase over 2006 results. The cost synergies that we expect to be contributed by the OGI business in 2007 will enable us to further increase our marketing spending and to build our brand equity.” Mr. Craigie continued, “However, because of the price increases announced in early 2006 which drove exceptionally strong results in Q1 2006, we expect that the earnings growth in 2007 will largely occur after the first quarter.”

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As previously reported, at its January 31 Board meeting, the Company declared a quarterly dividend of $0.07 cents per share. The dividend will be payable March 1, 2007 to stockholders of record at the close of business on February 7, 2007. This is the Company’s 424th regular quarterly dividend.

Church & Dwight will host a conference call to discuss fourth quarter and full year 2006 results on February 6 at 12:30 p.m. (ET). To participate, dial in at 866-713-8567, access code: 85538218. A replay will be available two hours after the call at 888-286-8010, access code: 94020612, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing spending, new product introductions, the timing of new product launches, consumer demand for the Company’s products, the effect of the Orange Glo International, Inc. (“OGI”) acquisition, and earnings per share. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, unanticipated delays in the transition of the OGI business, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2006	Dec. 31,2005	Dec. 31, 2006	Dec. 31,2005
Net Sales	$526,108	$431,274	$1,945,661	$1,736,506
Cost of sales	321,716	290,942	1,184,524	1,099,506

Gross profit	204,392	140,332	761,137	637,000
Marketing expenses	66,487	42,723	216,661	183,422
Selling, general and administrative expenses	93,668	65,704	292,374	240,802

Income from Operations	44,237	31,905	252,102	212,776
Equity in earnings of affiliates	1,858	911	7,135	4,790
Other income (expense), net	(14,172)	(11,984)	(46,143)	(42,683)

Income before minority interest and taxes	31,923	20,832	213,094	174,883
Income taxes	8,016	4,671	74,171	52,068
Minority Interest	(3)	(66)	(4)	(91)

Net Income	$23,910	$16,227	$138,927	$122,906

Net Income per share - Basic	$0.37	$0.25	$2.14	$1.92
Net Income per share - Diluted	$0.36	$0.25	$2.07	$1.83

Dividend per share	$0.07	$0.06	$0.26	$0.24
Weighted average shares outstanding - Basic	65,278	64,333	64,856	63,857
Weighted average shares outstanding - Diluted	69,519	66,185	68,946	69,289

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)	Dec. 31, 2006	Dec. 31, 2005
Assets
Current Assets
Cash, equivalents and securities	$110,476	$126,678
Accounts receivable	231,403	187,863
Inventories	194,900	156,149
Other current assets	19,611	23,748

Total Current Assets	556,390	494,438

Property, Plant and Equipment (Net)	340,484	326,903
Equity Investment in Affiliates	10,394	10,855
Intangibles and other assets	1,434,507	1,129,921

Total Assets	$2,341,775	$1,962,117

Liabilities and Stockholders’ Equity
Short-Term Debt	$140,411	$121,282
Other Current Liabilities	305,261	288,428

Total Current Liabilities	445,672	409,710

Long-Term Debt	792,925	635,261
Other Long-Term Liabilities	239,341	220,268
Stockholders’ Equity	863,837	696,878

Total Liabilities and Stockholders’ Equity	$2,341,775	$1,962,117

SUPPLEMENTAL INFORMATION

Fourth Quarter and Twelve Months 2006 and 2005 Product Line Net Sales

	Three Months Ended		Percent Change
	12/31/2006	12/31/2005
Household Products	$240.2	$183.5	31%
Personal Care Products	$143.1	$115.0	24%

Consumer Domestic	$383.3	$298.5	28%
Consumer International	$87.8	$75.4	16%

Total Consumer Net Sales	$471.1	$373.9	26%
Specialty Products Division	$55.0	$57.4	-4%

Total Net Sales	$526.1	$431.3	22%

	Twelve Months Ended		Percent Change
	12/31/2006	12/31/2005
Household Products	$833.0	$713.5	17%
Personal Care Products	$555.5	$504.7	10%

Consumer Domestic	$1,388.5	$1,218.2	14%
Consumer International	$336.9	$297.3	13%

Total Consumer Net Sales	$1,725.4	$1,515.5	14%
Specialty Products Division	$220.3	$221.0	0%

Total Net Sales	$1,945.7	$1,736.5	12%

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to exclude sales derived from the Orange Glo business, the SpinBrush business and the Brazilian skin care operation that were acquired either in 2005 or 2006 and the effect of foreign exchange changes and prior year promotion reserve adjustments due to changes in estimates. Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended 12/31/2006	Twelve Months Ended 12/31/2006
Reported Growth	22%	12%
Less:
Acquisitions	17%	10%
Foreign Exchange	1%	0%
Promotion Reserves	1%	0%

	3%	2%

Adjusted EBITDA and Free Cash Flow

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

Adjusted EBITDA

Reconciliation of Net Cash Provided By Operating Activities to Adjusted EBITDA

(Dollars in Millions)	Twelve Months Ended December 31, 2006
Net Cash Provided by Operating Activities	$186.0
Interest Expense	54.0
Current Portion Income Tax Provision	67.0
Change in Working Capital & Other Liabilities	29.1
Investment Income	(5.3)
Tax Benefit on Stock Options Exercised	7.6
Other	9.7

Church & Dwight Adjusted EBITDA	$348.1

Net Cash Provided by Operating Activities	$186.0
Less: Capital Expenditures	(47.6)

Free Cash Flow	$138.4